Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Cresud Sociedad Anónima, Comercial, Inmobiliaria, Financiera y Agropecuaria of our report dated January 5, 2021 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Cresud Sociedad Anónima, Comercial, Inmobiliaria, Financiera y Agropecuaria’s Form 6-K dated January 5, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICE WATERHOUSE & Co. S.R.L

By: /s/ Walter Rafael Zablocky (Partner)
Walter Rafael Zablocky
Buenos Aires, Argentina
January 5, 2021